     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE   , 1996
                                                        REGISTRATION NO.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                                 ADVANTA CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                          DELAWARE                                            23-1462070
                  (STATE OF INCORPORATION)                       (I.R.S. EMPLOYER IDENTIFICATION NO.)

                          FIVE HORSHAM BUSINESS CENTER
                                 300 WELSH ROAD
                        HORSHAM, PENNSYLVANIA 19044-9808
                                 (215) 657-4000
          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICE)

                            ------------------------

                             GENE S. SCHNEYER, ESQ.
                                 ADVANTA CORP.
                          FIVE HORSHAM BUSINESS CENTER
                                 300 WELSH ROAD
                        HORSHAM, PENNSYLVANIA 19044-9808
                                 (215) 657-4000
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                            ------------------------

     Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. / /

                            ------------------------

                        CALCULATION OF REGISTRATION FEE
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
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                                                                  Proposed
                                                                  Maximum          Proposed
                                                  Amount          Offering         Maximum         Amount of
           Title of Each Class of                 Being            Price           Offering       Registration
        Securities Being Registered           Registered(1)      Per Unit*        Price*(1)           Fee
- ----------------------------------------------------------------------------------------------------------------
Debt Securities.............................  $1,500,000,000        100%        $1,500,000,000      $517,242
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

     THE PROSPECTUS CONSTITUTING PART OF THIS REGISTRATION STATEMENT ALSO CONSTITUTES PART OF THE COMPANY'S REGISTRATION STATEMENT, FILE NO. 33-50883 (WHICH BECAME EFFECTIVE NOVEMBER 8, 1993 AND WHICH COVERS $114,919,500 OF UNSOLD SECURITIES). $39,628 OF FILING FEES WERE PAID WITH RESPECT TO SUCH UNSOLD SECURITIES.

 *  Estimated solely for the purpose of determining the registration fee.

(1) In U.S. Dollars or the equivalent thereof denominated in foreign currencies or units of one or more foreign currencies or component currencies. Such amount shall be increased, if any Debt Securities are issued at an original issue discount, by an amount such that the net proceeds to be received by the Registrant shall be equal to the above amount to be registered.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED          , 1996

PROSPECTUS

                                  [LOGO HERE]
                                DEBT SECURITIES
                            ------------------------

     Advanta Corp. (the "Company") may from time to time issue its debt securities (the "Debt Securities") up to an aggregate initial public offering price of $1,614,919,500 or the equivalent thereof denominated in foreign currencies or units of two or more foreign currencies, such as European Currency Units, at prices and on terms determined by market conditions at the time of sale.

     When a particular series of Debt Securities is offered, a supplement to this Prospectus will be delivered (the "Prospectus Supplement") together with this Prospectus setting forth the terms of such Debt Securities, including, where applicable, the specific designation, aggregate principal amount, currency or currencies in which the principal, premium, if any, and interest are payable, denominations, maturity, rate (which may be fixed or variable) and time of payment of interest, any terms for redemption, any terms for repayment at the option of the holder, any terms for sinking fund payments, the initial public offering price, whether such Debt Securities are issuable in individual registered form without coupons, in the form of one or more global securities, or in bearer form with or without coupons, and any listing of the Debt Securities on a securities exchange. The Prospectus Supplement will also contain information, where applicable, about certain U.S. federal income tax, accounting and other considerations relating to the Debt Securities covered by it.

     The Company may sell the Debt Securities to or through dealers or underwriters, directly to other purchasers or through agents. If an agent of the Company or a dealer or an underwriter is involved in the sale of the Debt Securities in respect of which this Prospectus is being delivered, the agent's commission or dealer's purchase price or underwriter's discount will be set forth in, or may be calculated from, the Prospectus Supplement. Any underwriters, dealers or agents participating in the offering of Debt Securities may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution" for possible indemnification arrangements for any agents, dealers or underwriters.

     The Debt Securities will be unsecured obligations of the Company and will not be savings accounts, deposits or other obligations of any bank or non-bank subsidiary of the Company, and are not insured by the Federal Deposit Insurance Corporation or any other federal or state agency.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                The date of this Prospectus is           , 1996.

                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Seven World Trade Center, 13th Floor, New York, N.Y. 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

     The Company has filed with the Commission Registration Statement Nos.
33-50883 and 33-          (herein, together with all amendments and exhibits
thereto, called the "Registration Statement") under the Securities Act with respect to the Debt Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Debt Securities offered hereby, reference is made to the Registration Statement. Statements contained herein concerning any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. Copies of all or any part of the Registration Statement, including exhibits thereto, may be obtained, upon payment of the prescribed fees, at the offices of the Commission as set forth above.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     As required by the Commission, the Company hereby incorporates by reference:

     1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

     2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; and

     3. The Company's Current Reports on Form 8-K dated January 23, April 18, and April 22, 1996.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering described herein shall be deemed to be incorporated by reference in the Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request, a copy of any document incorporated herein by reference (other than exhibits to such document which are not specifically incorporated by reference in such document). Requests for such documents should be directed to: Investor Relations, Advanta Corp., Five Horsham Business Center, Horsham, Pennsylvania 19044-2209, telephone (215) 784-5335.

                                  THE COMPANY

GENERAL

     The Company serves consumers and small businesses through innovative products and services primarily via direct, cost effective delivery systems. The Company primarily originates and services credit cards and mortgages. Other products include small-ticket equipment leasing, credit insurance and deposit products. The Company utilizes customer information attributes including credit assessments, usage patterns and other characteristics enhanced by proprietary information to match customer profiles with appropriate products. At year end 1995 assets under management totaled $14 billion.

     Approximately 73% of total revenues are derived from credit cards marketed through carefully targeted direct mail campaigns. For the past several years, the Company's strategy has been to market this product in the form of a no annual fee, low variable-rate gold card. The Company has successfully grown to one of the ten largest issuers of gold cards in the United States and ranks among the top 15 bankcard issuers worldwide. Mortgage services contributes 9% of total revenues with a managed loan portfolio of $1.8 billion. Mortgage loans are originated directly with consumers, as well as through conduit relationships and wholesale purchases from brokers and other financial institutions.

     The Company was incorporated in Delaware in 1974 as Teachers Service Organization, Inc., the successor to a business originally founded in 1951. In January 1988, the Company's name was changed from TSO Financial Corp. to Advanta Corp. The Company's principal executive office is located at Five Horsham Business Center, 300 Welsh Road, Horsham, Pennsylvania 19044-9808. The Company's telephone number at its principal executive office is (215) 657-4000.

ADVANTA PERSONAL PAYMENT SERVICES

     During 1995, the Company's consumer credit card unit adopted the name Advanta Personal Payment Services, which more appropriately captures the unit's mission and its goal of expansion into new delivery systems as described below.

     The Company, which has been in the credit card business since 1983, issues gold (i.e., premium) and standard MasterCard(R)* and VISA(R)* credit cards nationwide. The Company has built a substantial cardholder base which, as of December 31, 1995, totaled 4.8 million accounts and $10.0 billion in managed receivables. At March 31, 1996, the cardholder base had grown to 5.5 million accounts and $11.7 billion in managed receivables. As of December 31, 1995, the gold card strategy had produced a portfolio with 82% of its balances derived from gold cards. This contrasts with the bankcard industry as a whole, which is composed of 43% gold (versus standard) cards. Both gold and standard accounts undergo the same credit analysis, but gold accounts have higher initial credit limits because of the cardholders' better credit quality. In addition, gold accounts generally offer a wider variety of services to cardholders. The primary method of account acquisition is direct mail solicitation. The Company generally uses credit scoring by independent third parties and a proprietary market segmentation and targeting model to target its mailings to profitable segments of the market.

     In 1982, the Company acquired Advanta National Bank USA ("Advanta National USA"), formerly known as Colonial National Bank USA. As a national bank, Advanta National USA has the ability to make loans to consumers without many of the restrictions found in various state usury and licensing laws, to negotiate variable rate loans, to generate funds economically in the form of deposits insured by the Federal Deposit Insurance Corporation ("FDIC") and to include in its product mix a MasterCard(R) and VISA(R) credit card program. In 1995, the Company chartered Advanta National Bank ("ANB") to complement the credit card activities of Advanta National USA. ANB is a type of limited purpose

- ---------------

* MasterCard(R) is a federally registered servicemark of MasterCard International, Inc. ("MasterCard"); VISA(R) is a federally registered servicemark of VISA, U.S.A., Inc. ("VISA").

national bank known as a "credit card bank" whose lending activities are limited to consumer credit card lending. See "Government Regulation -- Advanta National Bank USA and Advanta National Bank." Prior to the establishment of ANB, substantially all of the Company's credit card receivables and bank deposits were originated by Advanta National USA. However, at December 31, 1995, ANB accounted for $1.7 billion of the Company's total of $10.0 billion of managed credit card assets, and $684 million of the total $1.9 billion of bank deposits; and at March 31, 1996, ANB had grown to represent $3.5 billion of the Company's total of $11.7 billion of managed credit card assets, and $930 million of the total of $2.0 billion of bank deposits.

     Most of the Company's MasterCard(R) and VISA(R) credit cards carry no annual fee, and those credit cards which do include an annual fee generally have lower fees than those charged by many of the Company's competitors. The Company believes that this characteristic of no or low annual fee credit cards has appealed to consumers, and that the Company's credit cards have also appealed to consumers because of their competitive interest rates, credit lines, quality service and payment terms.

     While the Company believes that its credit card offers will continue to appeal to consumers for the reasons stated, the Company also notes that for several years competition has been increasing in the credit card industry. At the same time, the U.S. consumer has become a generally more sophisticated and demanding user of credit. These forces are likely to produce significant changes in the industry. The Company is devoting substantial resources to meeting the challenges and taking advantage of the opportunities which management sees emerging in the industry. In 1994 and 1995, this included significant focus on balance transfer initiatives, in which the Company encouraged new and existing customers to transfer account balances they were maintaining with other credit card issuers to an Advanta National USA or ANB account with a lower interest rate. Approximately 35% of the new credit card sales generated in 1995 resulted from balance transfer business. In addition, as part of the strategy to broaden and deepen its relationship with the consumer, the Company has launched some proprietary branded credit card products. These products were crafted to meet an identified long-term consumer need and are expected to establish relationships with consumers that will be lasting. The Company intends to continue exploring new approaches to the credit card market.

     The interest rates on the majority of the Company's credit card receivables are variable, tied either to the prime rate or the London interbank offered rate ("LIBOR"). This variable rate structure helps the Company maintain net interest margins in both rising and declining interest rate environments.

     The Company believes that its targeted marketing strategy and its emphasis on satisfying customers have enabled it to attract and retain a portfolio of credit card accounts with a loss ratio which, based on reports published by MasterCard and VISA, has been below industry averages for the past three years. The Company's net credit losses on average managed credit card receivables outstanding for the year ended December 31, 1995 and the quarter ended March 31, 1996 were 2.5% and 3.2%, respectively. The Company's percentage of managed credit card receivables that were delinquent 30 or more days for the year ended December 31, 1995 and the quarter ended March 31, 1996 was 2.6% and 2.7%, respectively. With customers in all 50 states, the Company's credit card portfolio is geographically diversified. At December 31, 1995, the states with the highest aggregate managed loans outstanding were California, New York, Texas, Florida and Illinois, with approximately 15.9%, 7.6%, 6.5%, 5.8% and 4.4%, respectively, of the Company's total managed credit card receivables.

     Since 1988, Advanta National USA has been active in the credit card securitization market, and since its inception in 1995 ANB has likewise become active, together securitizing $3.4 billion of credit card receivables in 1995.

ADVANTA PERSONAL FINANCE SERVICES

     Formerly known as Advanta Mortgage, Advanta Personal Finance Services ("APFS") has been renamed to reflect the growing diversification and product array of this business unit, which expanded to include both Advanta Mortgage and Advanta Finance in 1995, and an automobile financing business (Advanta Auto Finance) in 1996.

     Advanta Mortgage Corp. USA originates, purchases, securitizes and services non-conforming credit first and second mortgage loans directly, through its subsidiaries, and for Advanta National USA's "Advanta Mortgage USA" Division (collectively, "Advanta Mortgage"). Loan production is generated through multiple distribution channels including two centralized direct to consumer origination centers (each one dedicated to a specific product), a broker network serviced by selected sales locations, correspondent relationships and purchases from other financial institutions. In 1995, Advanta Mortgage developed and tested a Home Equity Line of Credit product. Loan production volume relating to this product was not material in 1995 but is expected to grow significantly in 1996.

     Advanta Mortgage originates and purchases loans, generally funding those loans through sales or securitizations which have been structured to qualify as real estate mortgage investment conduits ("REMICs") under the Internal Revenue Code.

     Advanta Mortgage's managed portfolio of receivables includes owned loans (generally held for sale) as well as loans it services in which it retains an interest in the excess spread. At December 31, 1995, owned mortgage loan receivables totaled $322 million while total managed receivables were $1,798 million. Loans serviced under contract for a fee are not included in the Company's "managed portfolio" as the performance of such loans does not have a material impact on the Company's credit risk profile. In contrast, the performance of the managed portfolio, including loans sold by the Company, can materially impact ongoing mortgage banking income. Total loans serviced at December 31, 1995, including loans serviced for others for a fee, were $2,421 million.

     Approximately 78% of the managed portfolio is secured by first mortgages and the balance is secured by second mortgages. Approximately 81% of the managed portfolio is comprised of fixed rate loans while the remainder represents adjustable rate loans. At December 31, 1995, the states with the highest aggregate managed loans outstanding were California, New York, New Jersey, Maryland and Pennsylvania, with approximately 21.6%, 10.2%, 10.0%, 8.8% and 7.2%, respectively.

     During 1995 a new business channel, "Advanta Finance," was launched, offering loans directly to the consumer through a branch office system. Through December 31, 1995, eighteen branches were opened offering first and second mortgage loans similar to those offered by Advanta Mortgage. Production activity for the year was not material but is expected to become significant in 1996. At March 31, 1996, the number of Advanta Finance offices had grown to 34, and the first quarter loan production was $21.5 million. The combined origination volume for APFS for 1995 and the first quarter of 1996 was $773 million and $240 million, respectively. In the second quarter of 1996, Advanta Auto Finance began purchasing installment sale contracts made with sub-prime customers secured by automobiles through correspondent relationships.

ADVANTA BUSINESS SERVICES

     In late 1994, the Company's subsidiary, Advanta Leasing Corp., changed its name to Advanta Business Services Corp. ("ABS"), reflecting the Company's intention to expand its offerings to small business customers. The name change followed the Company's introduction, in July 1994, of a business-purpose MasterCard(R) credit card as a supplement to its commercial equipment leasing business. Both lines of business continue to expand.

     The commercial equipment leasing business is generated primarily through third party referrals from manufacturers or distributors of equipment as well as independent brokers. Most contact with these referral sources is made from the Company's ABS headquarters in Voorhees, New Jersey, using extensive direct marketing operations.

     Leasing originations volume, measured by the cost of the equipment included in new lease contracts, continues to grow, from a total of $190 million in 1994 to $251 million in 1995. While much of this growth is due to increased penetration of existing markets, such as office machinery, security systems and computers, some has been the result of expansion into additional market segments. The most significant of those are leasing programs for certain industrial and agricultural equipment and programs for leasing equipment to agencies of state and local governments.

     The business-purpose credit card operation also continues to grow, with over 23,000 accounts as of December 31, 1995. Again, direct marketing techniques, primarily direct mail to prospective customers, are the source of new accounts. The "Advanta business card" is marketed by ABS and issued by its affiliate, Advanta Financial Corp. ("AFC"), an FDIC-insured industrial loan corporation organized under the laws of the State of Utah. See "Government Regulation -- Advanta Financial Corp."

ADVANTA INSURANCE COMPANIES

     The Company mainly offers specialty credit related insurance products and services to its existing customer base. The focus of these products is on the customers' ability to repay their debt in the event of certain circumstances. Enrollment in these programs is achieved through the utilization of either direct mail or telemarketing distribution channels.

     Through unaffiliated insurance carriers, the Company generally offers a combined credit life, disability and unemployment product to the Company's lending customers. The Company's insurance subsidiaries reinsure 100% of these risks from the insurance carriers on a coinsurance basis. In consideration for assumption of these risks the insurance subsidiaries receive reinsurance premiums equal to 100% of the net premiums collected by the insurance carriers, less a ceding fee as defined by the reinsurance treaties, and all acquisition expenses, premium taxes and loss payments made by the carriers on these risks. Under the terms of certain reinsurance treaties the subsidiaries are either obligated to maintain in trust for the benefit of an insurance carrier an amount equal to 100% of the unearned premiums and all statutory reserves for future incurred loss payments or have certain of these loss reserves, as defined, withheld by an insurance carrier.

     Approximately 90% of the Company's total insurance revenues are derived from the offering of insurance products to credit card customers of Advanta National USA and ANB.

ADVANTA PARTNERS

     Advanta Partners LP is a private venture capital equity investment firm formed in 1994. The firm focuses primarily on growth capital financing, restructuring and management buyouts in the financial services and information services industries. The investment objective of Advanta Partners is to earn attractive returns by building the long-term values of the businesses in which it invests. Advanta Partners combines transaction expertise, management skills and a broad contact base with strong industry-specific knowledge which is further enhanced by its relationship with the Company.

DEVELOPMENTAL INITIATIVES

     The Company has initiated a number of new programs focused on creating new products, entering new markets and expanding the Company's channels of delivery. As part of the Company's expansion into new markets, in 1995 the Company formed a joint venture with The Royal Bank of Scotland to market, issue and service bankcards in the United Kingdom. While initial test mailings have generated positive response, this effort was not material to the Company in 1995. The Company believes that the results of the joint venture will not be material to earnings in 1996. Additionally, the Company has developed and launched several branded credit card products. The Company is continuing to explore new product concepts and expects to introduce new products in 1996. Simultaneously, the Company is exploring new technologies and delivery systems related to payment services. The Company continues to engage in research and development activities with respect to products and services outside the financial services sector.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges of the Company and its subsidiaries for the periods indicated:

                                                          THREE
                                                         MONTHS
                                                       ENDED MARCH
                                                           31,           YEAR ENDED DECEMBER 31,
                                                       -----------   --------------------------------
                                                       1996   1995   1995   1994   1993   1992   1991
                                                       ----   ----   ----   ----   ----   ----   ----
Ratio of Earnings to Fixed Charges(A)................  2.10   2.26   2.26   2.71   2.52   1.81   1.36

- ---------------
(A) For purposes of computing these ratios, "earnings" represent income before income taxes plus fixed charges, and "fixed charges" consist of interest expense and one-third (the proportion deemed representative of the interest factor) of rental expense on operating leases.

                             GOVERNMENT REGULATION

THE COMPANY

     The Company is not required to register as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"). The Company owns Advanta National USA, which is a "bank" as defined under the BHCA as amended by the Competitive Equality Banking Act of 1987 ("CEBA"). However, under certain grandfathering provisions of CEBA, the Company is not required to register as a bank holding company under the BHCA, because Advanta National USA, which takes demand deposits but does not make commercial loans, did not come within the BHCA's definition of the term "bank" prior to the enactment of CEBA and it complies with certain restrictions set forth in CEBA, such as limiting its activities to those in which it was engaged prior to March 5, 1987 and limiting its growth rate to not more than 7% per annum. Such restrictions also prohibit Advanta National USA from cross-marketing products or services of an affiliate that are not permissible for bank holding companies under the BHCA. In addition, the Company complies with certain other restrictions set forth in CEBA, such as not acquiring control of more than 5% of the stock or assets of an additional "bank" or "savings association" as defined for these purposes under the BHCA. Consequently, the Company is not subject to examination by the Federal Reserve Board (other than for purposes of assuring continued compliance with the CEBA restrictions referenced in this paragraph). Should the Company or Advanta National USA cease complying with the restrictions set forth in CEBA, registration as a bank holding company under the BHCA would be required.

     Registration as a bank holding company is not automatic. The Federal Reserve Board may deny an application if it determines that control of a bank by a particular company will cause undue interference with competition or that such company lacks the financial or managerial resources to serve as a source of strength to its subsidiary bank. While the Company believes that it meets the Federal Reserve Board's managerial standards and that its ownership of Advanta National USA has improved the bank's competitiveness, should the Company be required to apply to become a bank holding company the outcome of any such application cannot be certain.

     Registration as a bank holding company would subject the Company and its subsidiaries to inspection and regulation by the Federal Reserve Board. Although the Company has no plans to register as a bank holding company at this time, the Company believes that registration would not restrict, curtail or eliminate any of its activities at current levels, except that some portions of the current business operations of the Company's insurance subsidiaries would have to be discontinued, the effects of which would not be material. However, the Company is actively exploring additional lines of business, some of which the Company might not be able to pursue as a registered bank holding company under the BHCA.

     Under CEBA, neither ANB nor AFC is considered a "bank" for purposes of the BHCA, and so the Company's ownership of these institutions does not impact the Company's exempt status under the BHCA. ANB is a "credit card bank" under CEBA, and as such is subject to certain restrictions, including that it may only engage in credit card operations, it may not offer checking or transaction accounts and it may only accept time deposits in amounts of $100,000 or more. However, unlike Advanta National USA, ANB's growth is not limited to 7% per annum.

ADVANTA NATIONAL BANK USA AND ADVANTA NATIONAL BANK (THE "BANKS")

     The Company acquired Advanta National USA (formerly known as Colonial National Bank USA) in 1982 and organized ANB in 1995. Both of the Banks are national banking associations organized under the laws of the United States of America. Advanta National USA's headquarters (which is also its sole branch) and ANB's only office, its headquarters, are located in Delaware. ANB was chartered to complement the credit card activities of Advanta National USA. ANB is a "credit card bank," a class of FDIC-insured depository institution created under CEBA, which can only engage in credit card operations, can only accept deposits in denominations of $100,000 or more, may not offer transaction (e.g., checking) accounts, may only maintain one office for the collection of deposits, and may not engage in commercial lending activities. The Company conducts all of its consumer credit card lending business through the Banks, and conducts a large portion of its mortgage lending business through Advanta National USA.

     The Banks are subject primarily to regulation and periodic examination by the Office of the Comptroller of the Currency (the "Comptroller"). Such regulation relates to the maintenance of reserves for certain types of deposits, the maintenance of certain financial ratios, transactions with affiliates and a broad range of other banking practices. As national banks, the Banks are subject to provisions of federal law which restrict their ability to extend credit to their affiliates or pay dividends to its parent company. See "Dividends and Transfers of Funds."

     The Banks are subject to capital adequacy guidelines approved by the Comptroller. These guidelines make regulatory capital requirements more sensitive to differences in risk profiles among banking organizations and consider off-balance sheet exposures in determining capital adequacy. As of December 31, 1995, the minimum required ratio of total capital to risk-weighted assets (including certain off-balance sheet items) was 8%. At least half of the total capital is to be comprised of common equity, retained earnings and a limited amount of non-cumulative perpetual preferred stock ("Tier 1 capital"). The remainder may consist of other preferred stock, certain hybrid debt/equity instruments, a limited amount of term subordinated debt or a limited amount of the reserve for possible credit losses ("Tier 2 capital"). In addition, the Comptroller has also adopted a minimum leverage ratio (Tier 1 capital divided by total average assets) of 3% for national banks that meet certain specified criteria, including that they have the highest regulatory rating. Under this guideline, the minimum leverage ratio would be at least 1 or 2 percentage points higher for national banks that do not have the highest regulatory rating, for national banks undertaking major expansion programs and for other national banks in certain circumstances. As of December 31, 1995, Advanta National USA's Tier 1 capital ratio was 7.30%, its combined Tier 1 and Tier 2 capital ratio was 11.56% and its leverage ratio was 6.79%. At December 31, 1995, ANB's Tier 1 capital ratio was 8.04%, its combined Tier 1 and Tier 2 capital ratio was 12.28% and its leverage ratio was 7.87%.

     Recognizing that the risk-based capital standards address only credit risk (and not interest rate, liquidity, operational or other risks), the Comptroller has indicated that many national banks will be expected to maintain capital in excess of the minimum standards. As indicated above, both of the Banks' respective capital levels currently exceed the minimum standards. To date, the Comptroller has not required either of the Banks to maintain capital in excess of the minimum standards. However, there can be no assurance that such a requirement will not be imposed in the future, or if it is, what higher standard will be applicable.

     In addition, pursuant to certain provisions of the FDIC Improvement Act of 1991 ("FDICIA") and regulations promulgated thereunder, FDIC-insured institutions such as the Banks may only accept brokered deposits without FDIC permission if they meet certain capital standards, and are subject to restrictions with respect to the interest they may pay on deposits unless they are "well-capitalized." To be "well-capitalized," a bank must have a ratio of total capital to risk-weighted assets of not less than 10%, Tier 1 capital to risk-weighted assets of not less than 6% and a Tier 1 leverage ratio of not less than 5%. Based on the applicable standards under these regulations, both of the Banks are currently "well-capitalized," and the Company intends to maintain both Banks as "well-capitalized" institutions.

     Under Federal law, the Banks may "export" (i.e., charge their customers resident in other states) the finance charges permissible under the law of their state of domicile, Delaware, which state has no usury statute applicable to banks. Consistent with prevailing industry practice, the Banks also export credit card fees (including, for example, annual fees, late charges, returned payment check fees and fees for exceeding credit limits) permitted under Delaware law. Litigation regarding the issue of whether the exportation of such credit card fees is permissible has been initiated against various credit card issuers in various states, including one such lawsuit filed against Advanta National USA in the Court of Common Pleas, Philadelphia County, Pennsylvania on June 28, 1995. The courts that had ruled on this issue reached conflicting opinions, and on January 19, 1996, the United States Supreme Court agreed to review a California Supreme Court decision regarding exportation of credit card late fees. On June 3, 1996, the United States Supreme Court ruled that the exportation of fees that are allowed by the state in which a bank is located is permissible under Federal law. As a result of this decision, the Company anticipates that the lawsuit filed against Advanta National USA will be dismissed.

ADVANTA FINANCIAL CORP.

     In January 1992, AFC opened for business and began taking deposits. AFC is an FDIC-insured industrial loan corporation organized under the laws of the State of Utah and is subject to examination and regulation by both the FDIC and the Utah Department of Financial Institutions. At December 31, 1995, AFC had deposits of $38 million and total assets of $78 million. Currently, AFC's principal activities consist of small ticket equipment lease financing and issuance of the "Advanta business card" credit card marketed by ABS. The Company anticipates that AFC's managed receivables base of Advanta business card loans will grow significantly in 1996.

LENDING AND LEASING ACTIVITIES

     The Company's activities as a lender are also subject to regulation under various federal and state laws including the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Home Mortgage Disclosure Act, the Community Reinvestment Act, the Electronic Funds Transfer Act and the Fair Credit Reporting Act. Provisions of those statutes, and related regulations, among other matters, require disclosure to borrowers of finance charges in terms of an annual percentage rate, prohibit certain discriminatory practices in extending credit, require the Company's FDIC-insured depository institutions to serve the banking needs of their local communities and regulate the dissemination and use of information relating to a borrower's creditworthiness. Certain of these statutes and regulations also apply to the Company's leasing activities. In addition, Advanta Mortgage, Advanta Finance and their respective subsidiaries are subject to licensure and regulation in various states as mortgage bankers, mortgage brokers, and originators, sellers and servicers of mortgage loans.

DIVIDENDS AND TRANSFERS OF FUNDS

     There are various legal limitations on the extent to which Advanta National USA, AFC or ANB can finance or otherwise supply funds through dividends, loans or otherwise to the Company and its affiliates. The prior approval of the Comptroller is required if the total of all dividends declared by either of the Banks in any calendar year exceeds that institution's net profits (as defined) for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus accounts. In addition, neither Advanta National USA nor ANB may pay a dividend in an amount greater than its undivided profits then on hand after deducting its losses and bad debts. The Comptroller also has authority under the Financial Institutions Supervisory Act to prohibit a national bank from engaging in any unsafe or unsound practice in conducting its business. It is possible, depending upon the financial condition of the bank in question and other factors, that the Comptroller could claim that a dividend payment might under some circumstances be an unsafe or unsound practice.

     Advanta National USA, AFC and ANB are also subject to restrictions under Sections 23A and 23B of the Federal Reserve Act. These restrictions limit the transfer of funds by the depository institution to the Company and certain other affiliates, as defined in that Act, in the form of loans, extensions of credit, investments or purchases of assets, and they require generally that the depository institution's transactions with its affiliates be on terms no less favorable to the bank than comparable transactions with unrelated third parties. These transfers by any one institution to the Company or any single affiliate are limited in amount to 10% of the depository institution's capital and surplus and transfers to all affiliates are limited in the aggregate to 20% of the depository institution's capital and surplus. Furthermore, such loans and extensions of credit are also subject to various collateral requirements. In addition, in order for the Company to maintain its grandfathered exemption under CEBA, neither Advanta National USA nor ANB may make any loans to the Company or any of its subsidiaries.

REGULATION OF INSURANCE

     The insurance subsidiaries are subject to the laws and regulations of and supervision by the states in which they are domiciled or have obtained authority to transact insurance business. These states have adopted laws and regulations which govern all marketing, administration and financial operations of an insurance company, including dividend payments and financial solvency. In addition, the insurance subsidiaries have registered as an Arizona Holding Company which requires approval of transactions between all affiliated entities.

     The maximum dividend that any of the insurance subsidiaries can distribute to its parent in any twelve month period without prior approval of the State of Arizona Department of Insurance is the lesser of 10% of the subsidiary's statutory surplus or its net income for any given twelve month period (if a life insurance company) or net investment income (if a property and casualty insurance company).

     The State of Arizona has adopted minimum risk-based capital standards as developed by the National Association of Insurance Commissioners. Risk-based capital is the quantification of an insurer's surplus requirements based on financial balances and underwriting activity risks. The ratio of an insurer's total adjusted capital and surplus, as defined, is compared to various levels of risk-based capital to determine what intervention, if any, is required by either the insurance company or an insurance department. All of the insurance companies currently meet all risk-based capital standards and require no action by any party.

     The Company's insurance subsidiaries reinsure risks whose underwriting insurance practices and rates are regulated in part or fully by state insurance departments. These rates are continually being reviewed and modified by the state insurance departments based on prior historical experience. Any modifications may impact the future profitability of the Company's insurance subsidiaries.

GENERAL

     Because the banking and finance businesses in general are the subject of such extensive regulation at both the state and federal levels, and because numerous legislative and regulatory proposals are advanced each year which, if adopted, could affect the Company's profitability or the manner in which the Company conducts its activities, the Company cannot now predict the extent of the impact of any such new laws or regulations.

     Various legislative proposals have been introduced in Congress in recent years, including, among others, proposals relating to imposing a statutory cap on credit card interest rates, permitting affiliations between banks and commercial or securities firms, and proposals which would place new restrictions on a lender's ability to utilize prescreening of consumers' credit reports through credit reporting agencies (credit bureaus) in connection with the lender's direct marketing efforts. It is impossible to determine whether any of these proposals will become law and, if so, what impact they will have on the Company.

     In 1994, Congress adopted the Interstate Banking and Branching Efficiency Act, which statute permits nationwide interstate bank acquisitions beginning in 1995, and interstate bank branching in 1997 (or earlier at a state's option). The Company does not currently believe that the changes in the country's banking system wrought by this statute will materially impact the Company's business.

                                USE OF PROCEEDS

     Unless otherwise provided in the Prospectus Supplement, the net proceeds from the sale of the Debt Securities will be used: for general corporate purposes, including the purchase of assets from, investments in and extensions of credit to, subsidiaries and affiliates of the Company, which will use the proceeds for general corporate purposes; and, possibly, for financing future acquisitions by the Company, including without limitation, acquisitions of credit card and home equity loan portfolios. At the date hereof, no specific proposed acquisitions have been identified as probable. The precise amounts and timing of the application of proceeds will depend upon funding requirements of the Company and its subsidiaries and affiliates and the amount of Debt Securities offered from time to time pursuant to this Prospectus. If the Company elects at the time of issuance of Debt Securities to make different or more specific use of proceeds other than as set forth herein, such use will be described in the Prospectus Supplement.

     In view of its anticipated requirements, the Company expects to engage, on a recurring basis, in additional private or public financings of a character and amount to be determined as the need arises.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities are to be issued under an Indenture (the "Indenture") dated as of November 15, 1993 entered into between the Company and The Chase Manhattan Bank (National Association), as Trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture, including the definitions therein of certain terms. Wherever particular Sections or defined terms of the Indenture are referred to, it is intended that such Sections or defined terms (including, unless otherwise indicated herein, definitions of terms capitalized in these summaries) shall be incorporated herein by reference. The following sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered, will be described in the Prospectus Supplement relating to such Debt Securities.

     The Company's rights and the rights of its creditors, including the holders of the Debt Securities offered hereby, to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary.

GENERAL

     The Indenture does not limit the aggregate principal amount of Debt Securities which may be issued thereunder and provides that Debt Securities may be issued from time to time in one or more series. The Debt Securities will be unsecured obligations of the Company. Neither the Indenture nor the Debt Securities will limit or otherwise restrict the amount of other indebtedness which may be incurred or other securities which may be issued by the Company or any of its subsidiaries. The Debt Securities will rank on a parity with all other unsecured unsubordinated indebtedness of the Company.

     Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for the following terms: (1) the title of such Debt Securities; (2) any limit on the aggregate principal amount of such Debt Securities; (3) the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which such Debt Securities will be issued; (4) the date or dates, or the method or methods, if any, by which such date or dates shall be determined, on which such Debt Securities will mature;
(5) the rate or rates (which may be fixed or variable) per annum at which such Debt Securities will bear interest, if any, or the method or methods, if any, by which such rate or rates are to be determined; (6) the date or dates from which such interest, if any, on such Debt Securities will accrue or the method or methods, if any, by which such date or dates are to be determined, the dates on which such interest, if any, will be payable, the date on which payment of such interest, if any, will commence and the Regular Record Dates for such Interest Payment Dates, if any; (7) the dates, if any, on which and the price or prices at which the Debt Securities will, pursuant to any mandatory sinking fund provisions, or may, pursuant to any optional sinking fund or to any purchase fund provisions, be redeemed by the Company, and the other detailed terms and provisions of such sinking and/or purchase funds; (8) the date, if any, after which and the price or prices at which the Debt Securities may, pursuant to any optional redemption provisions, be redeemed at the option of the Company or of the holder thereof and the other detailed terms and provisions of such optional redemption; (9) the extent to which any of the Debt Securities will be issuable in temporary or permanent global form and, if so, the identity of the depositary for such global Debt Security, or the manner in which any interest payable on a temporary or permanent global Debt Security will be paid; (10) the denomination or denominations in which such Debt Securities are authorized to be issued; (11) whether any of the Debt Securities will be issued in bearer form and, if so, any limitations on issuance of such bearer Debt Securities (including exchange for registered Debt Securities of the same series); (12) information with respect to book-entry procedures; (13) whether any of the Debt Securities will be issued as Original Issue Discount Securities; (14) each office or agency where, subject to the terms of the Indenture, such Debt Securities may be presented for registration of transfer or exchange; (15) the currencies or currency units in which such Debt Securities are issued and in which the principal of, interest on and additional amounts, if any, in respect of such Debt Securities will be payable; (16) whether the amount of payments of principal of, and interest and additional amounts, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on one or more currencies, currency units or composite currencies, commodities, equity indices or other indices) and the manner in which such amounts shall be determined; (17) whether the Company or a holder may elect payment of the principal of or interest on such Debt Securities in a currency, currencies, currency unit or units or composite currency or currencies other than that in which such Debt Securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of determining the exchange rate between the currency, currencies, currency unit or units or composite currency or currencies in which such Debt Securities are denominated or stated to be payable and the currency, currencies, currency unit or units or composite currency or currencies in which such Debt Securities are to be so payable; (18) if other than the Trustee, the identity of each Security Registrar, Paying Agent and Authenticating Agent and the designation of the initial Exchange Rate Agent; (19) if applicable, the defeasance of certain obligations by the Company pertaining to Debt Securities of the series; (20) the person to whom any interest on any registered Debt Security of the series shall be payable, if other than the person in whose name that Debt Security (or one or more predecessor Debt Securities) is registered at the close of business on the Regular Record Date for such interest, the manner in which, or the person to whom, any interest on any bearer Debt Security of the series shall be payable, if otherwise than upon presentation and surrender of the coupons appertaining thereto as they severally mature, and the extent to which, or the manner in which, any interest payable on a temporary global Debt Security on an Interest Payment Date will be paid if other than in the manner provided in the Indenture; (21) whether and under what circumstances the Company will pay additional amounts as contemplated by Section 1004 of the Indenture (the term "interest," as used in this Prospectus, shall include such additional amounts) on such Debt Securities to any holder who is not a United States person (including any modification to the definition of such term as contained in the Indenture as originally executed) in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities rather than pay such additional amounts (and the terms of any such option); (22) any deletions from, modifications of or additions to the Events of Default or covenants of the Company with respect to any of such Debt Securities; and (23) any other terms of the series (which will not be inconsistent with the provisions of the Indenture).

     Debt Securities may be issued as Original Issue Discount Securities to be sold at a substantial discount below their principal amount. In the event of an acceleration of the maturity of any Original Issue Discount Security, the amount payable to the holder of such Original Issue Discount Security upon such acceleration will be determined in accordance with the applicable Prospectus Supplement, the terms of such Debt Security and the Indenture, but will be an amount less than the amount payable at the maturity of the principal of such Original Issue Discount Security. Special federal income tax and other considerations applicable thereto will be described in the Prospectus Supplement relating thereto.

     The provisions of the Indenture described below under "Restrictive Covenants" are the only provisions which would afford holders of Debt Securities protection in the event of a highly leveraged transaction involving the Company.

REGISTRATION, TRANSFER, PAYMENT AND PAYING AGENT

     Unless otherwise indicated in the applicable Prospectus Supplement, each series of Debt Securities will be issued in registered form only, without coupons. The Indenture, however, provides that the Company may also issue Debt Securities in bearer form only, or in both registered and bearer form. Debt Securities issued in bearer form shall have interest coupons attached, unless issued as Original Issue Discount Securities. Debt Securities in bearer form shall not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States person (as defined below) other than offices located outside the United States of certain United States financial institutions. As used herein, "United States person" means any citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States, or any estate or trust, the income of which is subject to United States federal income taxation regardless of its source, and "United States" means the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction. Purchasers of Debt Securities in bearer form will be subject to certification procedures and may be affected by certain limitations under United States tax laws. Such procedures and limitations will be described in the Prospectus Supplement relating to the offering of the Debt Securities in bearer form.

     Unless otherwise indicated in the applicable Prospectus Supplement, Debt Securities will be issued in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the Debt Securities but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     Unless otherwise described in the Prospectus Supplement relating thereto, the principal, premium, if any, and interest, if any, of or on the Debt Securities will be payable, and transfer of the Debt Securities will be registrable, at the corporate trust office of The Chase Manhattan Bank (National Association), as Paying Agent and Security Registrar under the Indenture, in The City of New York, New York, provided that payments of interest may be made at the option of the Company by check mailed to the address appearing in the Security Register of the person in whose name such registered Debt Security is registered at the close of business on the Regular Record Date (Sections 305 and 307).

     Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal of, premium, if any, and interest, if any, on Debt Securities in bearer form will be made payable, subject to any applicable laws and regulations, at such office outside the United States as specified in the Prospectus Supplement and as the Company may designate from time to time, at the option of the holder, by check or by transfer to an account maintained by the payee with a bank located outside the United States. Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest and certain additional amounts on Debt Securities in bearer form will be made only against surrender of the coupon relating to such Interest Payment Date. No payment with respect to any Debt Security in bearer form will be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities ("Global Debt Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Debt Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing Debt Securities in definitive form represented thereby, a Global Debt Security may not be transferred except as a whole by the Depositary for such Global Debt Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

     The specific terms of the depositary arrangement with respect to a series of Global Debt Securities and certain limitations and restrictions relating to a series of bearer Global Debt Securities, will be described in the Prospectus Supplement relating to such series.

RESTRICTIVE COVENANTS

     The Indenture contains a covenant by the Company limiting its ability to dispose of the Voting Stock of a Significant Subsidiary. A"Significant Subsidiary" is defined to mean any Subsidiary of the Company the Consolidated Assets of which constitute 20% or more of the Company's Consolidated Assets. Such covenant provides that, subject to certain exceptions, so long as any of the Debt Securities are outstanding, the Company: (a) will not, nor will it permit any Subsidiary to, sell, assign, transfer or otherwise dispose of any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of a Significant Subsidiary, nor will the Company permit a Significant Subsidiary to issue any shares of, or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of, Voting Stock of a Significant Subsidiary, unless the Company will own, directly or indirectly, at least 80% of the issued and outstanding Voting Stock of such Subsidiary after giving effect to such transaction; or (b) will not permit a Significant Subsidiary to either (i) merge or consolidate with or into any corporation (other than the Company), unless at least 80% of the surviving corporation's Voting Stock is, or upon consummation of the merger or consolidation will be, owned, directly or indirectly, by the Company, or (ii) lease, sell or transfer all or substantially all of its properties or assets to any corporation or other person (other than the Company), unless 80% of the Voting Stock of such corporation or other person is owned, or will be owned, upon such lease, sale or transfer, directly or indirectly, by the Company (Section 1005).

     In addition, the Indenture contains a covenant prohibiting the Company from creating or permitting, or permitting any Subsidiary to create or permit, any liens upon 20% or more of the Voting Stock of any Significant Subsidiary to secure any indebtedness without securing the Debt Securities equally and ratably with all indebtedness secured thereby (Section 1006).

EVENTS OF DEFAULT

     The following are Events of Default under the Indenture with respect to Debt Securities of any series: (a) failure to pay principal of or any premium on any Debt Security of that series when due; (b) failure to pay any interest on any Debt Security of that series when due, continued for 30 days; (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series; (d) breach of any other covenant or warranty of the Company in the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of series of Debt Securities other than that series), continued for 60 days after written notice as provided in the Indenture; (e) certain events in bankruptcy, insolvency or reorganization involving the Company or any Significant Subsidiary; (f) acceleration of indebtedness in a principal amount in excess of $10,000,000 for money borrowed by the Company or any Significant Subsidiary under the terms of the instrument under which such indebtedness was issued or secured, if such acceleration is not annulled within 30 days after written notice as provided in the Indenture; and (g) any other Event of Default provided with respect to Debt Securities of that series (Section 501). If an Event of Default with respect to Debt Securities of any series at the time outstanding occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series may declare the principal amount of all the Debt Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in aggregate principal amount of Outstanding Debt Securities of that series may rescind and annul such acceleration, provided that, among other things, all Events of Default with respect to such series, other than payment defaults caused by such acceleration, have been cured or waived as provided in the Indenture (Section 502).

ADDITIONAL PROVISIONS

     The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable indemnity (Section 601). Subject to such provisions for the indemnification of the Trustee and certain other conditions, the holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series (Section 512).

     No holder of any Debt Security of any series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless: (i) such holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to Debt Securities of that series; (ii) the holders of not less than 25% in aggregate principal amount of the Outstanding Debt Securities of that series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee; (iii) the Trustee shall have failed to institute such proceeding within 60 days after receipt of such written request; and (iv) the Trustee shall not have received from the holders of a majority in principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request (Section 507). However, the holder of any Debt Security will have an absolute right to receive payment of the principal of (and premium, if any) and interest on such Debt Security on or after the due dates expressed in such Debt Security and to institute suit for the enforcement of any such payment (Section 508).

     The Company is required to furnish to the Trustee annually a statement as to performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. The Company is also required to deliver to the Trustee, within five days after the occurrence thereof, written notice of any event which after notice or lapse of time or both would constitute an Event or Default (Section 1009).

OUTSTANDING DEBT SECURITIES

     In determining whether the holders of the requisite principal amount of Outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture, (i) the portion of the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding for such purposes shall be that portion of the principal amount thereof that could be declared to be due and payable pursuant to the terms of such Original Issue Discount Security as of the date of such determination, (ii) the principal amount of any Indexed Security shall be the principal face amount of such Indexed Security determined on the date of its original issuance and
(iii) any Debt Security owned by the Company or any obligor on such Debt Security or any Affiliate of the Company or such other obligor, shall be deemed not to be outstanding (Section 101).

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of 66 2/3% in aggregate principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment: provided, however, that no such modification or amendment may, without the consent of the holder of each Outstanding Debt Security affected thereby: (a) change the stated maturity date of the principal of, or any installment of principal or interest on, any Debt Security; (b) reduce the principal amount of, or any premium or interest on, any Debt Security; (c) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the maturity thereof or the amount thereof provable in bankruptcy; (d) adversely affect the right of repayment at the option of any holder; (e) change the place of payment of, currency of payment of principal of, or any premium or interest on, any Debt Security; (f) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security; or (g) reduce the percentage in principal amount of Outstanding Debt Securities of any series the consent of whose holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults (Section 902).

     The holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series may, on behalf of all holders of Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture (Section 1008). The holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series may, on behalf of all holders of Debt Securities of that series, waive any past default under the Indenture with respect to Debt Securities of that series, except a default in the payment of principal or any premium or interest, or a default in respect of a provision which under the Indenture cannot be modified or amended without the consent of the holder of each affected Outstanding Debt Security of that series (Section 513).

     Modification and amendment of the Indenture may be made by the Company and the Trustee without the consent of any holder for any of the following purposes:
(i) to evidence the succession of another corporation to the Company; (ii) to add to the covenants of the Company for the benefit of the holders of all or any series of Debt Securities; (iii) to add Events of Default; (iv) to add or change any provisions of the Indenture to facilitate the issuance of bearer Debt Securities; (v) to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of Debt Securities; (vi) to establish the form or terms of Debt Securities of any series and any related coupons; (vii) to provide for the acceptance of appointment by a successor Trustee; (viii) to cure any ambiguity, defect or inconsistency in the Indenture, provided such action does not adversely affect the interests of holders of Debt Securities of any series or any related coupons in any material respect; (ix) to supplement any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of Debt Securities, provided such action does not adversely affect the interests of holders of Debt Securities of such series or any related coupons in any material respect; (x) to secure the Debt Securities; and (xi) to amend or supplement any provision contained in the Indenture or in any supplemental indenture, provided that such amendment or supplement does not materially adversely affect the interests of the holders of any Debt Securities then Outstanding (Section 901).

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company may consolidate or merge with or into, or transfer its assets substantially as an entirety to, any corporation organized under the laws of any domestic jurisdiction, provided that the successor corporation assumes the Company's obligations on the Debt Securities and under the Indenture, that after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing, and that certain other conditions are met (Section 801).

CONCERNING THE TRUSTEE

     The Company and certain of its subsidiaries maintain banking relationships with the Trustee in the ordinary course of their businesses.

                              PLAN OF DISTRIBUTION

     The Company may sell the Debt Securities being offered hereby: (i) directly to purchasers; (ii) through agents; (iii) through underwriters; (iv) through dealers; or (v) through a combination of any such methods of sale.

     The distribution of the Debt Securities may be effected from time to time in one or more transactions: (i) at a fixed price or prices, which may be changed; (ii) at market prices prevailing at the time of sale; (iii) at prices related to such prevailing market prices; or (iv) at negotiated prices.

     Offers to purchase Debt Securities may be solicited directly by the Company or by agents designated by the Company from time to time. Any such agent, which may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the Debt Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a reasonable efforts basis.

     If an underwriter or underwriters are utilized in the sale, the Company will execute an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Debt Securities in respect of which this Prospectus is delivered to the public.

     If a dealer is utilized in the sale of the Debt Securities in respect of which this Prospectus is delivered, the Company may sell such Debt Securities to the dealer, as principal. The dealer may then resell such Debt Securities to the public at varying prices to be determined by such dealer at the time of resale.

     Certain of the underwriters, dealers or agents may be customers of, including borrowers from, engage in transactions with, and perform services for, the Company or one or more of its affiliates in the ordinary course of business. Underwriters, dealers, agents and other persons may be entitled, under agreements which may be entered into with the Company, to indemnification against certain civil liabilities, including liabilities under the Securities Act.

     If so indicated in the Prospectus Supplement, the Company will authorize agents and underwriters to solicit offers by certain institutions to purchase Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date stated in the Prospectus Supplement. Each Contract will be for an amount not less than, and, unless the Company otherwise agrees, the aggregate principal amount of Debt Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except that the purchase by an institution of the Debt Securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject. A commission indicated in the Prospectus Supplement will be paid to underwriters and agents soliciting purchases of Debt Securities pursuant to Contracts accepted by the Company.

                                 LEGAL OPINIONS

     Certain legal matters relating to the Debt Securities offered hereby will be passed upon for the Company by Gene S. Schneyer, Esquire, Vice President, Secretary and General Counsel of the Company and for the agents and underwriters, if any, by Brown & Wood, New York, New York. Mr. Schneyer owns or has the right to acquire a number of shares of Class A and Class B Common Stock of the Company which is well below 1% of the outstanding common stock of the Company.

                                    EXPERTS

     The consolidated financial statements and schedules incorporated by reference in this Prospectus and elsewhere in the Registration Statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

                PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

    Securities and Exchange Commission Registration fee......................  $  517,242
    Printing and engraving...................................................      50,000
    Blue Sky fees and expenses...............................................      20,000
    Trustee's fee and expenses...............................................      47,000
    Accounting services......................................................     150,000
    Legal fees and expenses (including those of counsel to the agents under
      the Distribution Agreement)............................................      80,000
    Rating agency fees.......................................................     437,500
    Miscellaneous............................................................       5,258
                                                                               ----------
              Total..........................................................  $1,307,000
                                                                                =========

- ---------------
* All amounts shown are estimates, other than the registration fee.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law provides, inter alia, that under specified circumstances a corporation shall have the power to indemnify any person who is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, against expenses, attorneys' fees, judgments, fines and settlements. The By-Laws of the Company provide that the Company shall indemnify any director, officer, employee or agent of the Company to the fullest extent now or hereafter permitted by law in connection with any such action, suit or proceeding. The By-Laws further provide that the Board of Directors of the Company may, by resolution, indemnify any person other than a director, officer, employee or agent of the Company for liabilities incurred in connection with services rendered for or at the request of the Company or its subsidiaries. In addition, consistent with Section 102 of the Delaware General Corporation Law, the Company's Certificate of Incorporation limits the personal liability of the Company's directors to the Company or its stockholders for monetary damages for certain breaches of fiduciary duty. The Company maintains director and officer liability insurance which would provide coverage against certain securities law liabilities.

     Any underwriters, dealers or agents referred to in the agreements filed as
Exhibit 1.1 or 1.2 to this Registration Statement will agree to indemnify the Company's directors, its officers who signed the Registration Statement and its controlling persons against certain liabilities which might arise under the Securities Act from information furnished to the Company by or on behalf of any such indemnifying party.

ITEM 16.  EXHIBITS.

 1.1.   Form of Underwriting Agreement -- Basic Provisions relating to the Debt Securities
        (incorporated by reference to Exhibit 1.1. to the Company's Registration Statement on
        Form S-3 (33-50883), filed November 2, 1993).
 1.2.   Form of Distribution Agreement relating to the Debt Securities.
 4.     Form of Indenture between the Company and The Chase Manhattan Bank (National
        Association), Trustee (incorporated by reference to Exhibit 4 to the Company's
        Registration Statement on Form S-3 (33-50883), filed November 2, 1993). The form or forms of Debt Securities with respect to each particular series of Debt Securities registered hereunder will be filed as an exhibit or exhibits to a Current Report on
        Form 8-K of the Company and incorporated herein by reference.

 5.     Opinion of Gene S. Schneyer, Vice President, Secretary and General Counsel.
12.     Computation of ratio of earnings to fixed charges.
23.1.   Consent of Arthur Andersen LLP.
23.2.   Consent of Gene S. Schneyer, Vice President, Secretary and General Counsel (included in Exhibit 5).
24.     Power of Attorney (set forth on signature page).
25.     Statement of eligibility of Trustee on Form T-1.

ITEM 17.  UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

             (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in clauses (i) and (ii) of this paragraph shall not apply if the information required to be included in such post-effective amendments is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the Debt Securities offered therein, and the offering of such Debt Securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the Debt Securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the Debt Securities offered therein and the offering of such Debt Securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (i) (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the Debt Securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Horsham Township, Montgomery County, Commonwealth of Pennsylvania, on June 10, 1996.

                                          Advanta Corp.


                                          By:   /s/  RICHARD A. GREENWALT
                                            ------------------------------------
                                             RICHARD A. GREENAWALT, PRESIDENT,
                                            CHIEF OPERATING OFFICER AND DIRECTOR

     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned does hereby constitute and appoint Dennis Alter, Richard Greenawalt, Alex W. Hart, John J. Calamari, David D. Wesselink, William A. Rossoff and Gene S. Schneyer, or any of them (with full power to each of them to act alone), his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and on his or her behalf to sign, execute and file this Registration Statement and any or all amendments (including, without limitation, post-effective amendments and any amendment or amendments increasing the amount of securities for which registration is being sought) to this Registration Statement, with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities indicated on the day of June 10, 1996.

                    NAME                                            TITLE
                    ----                                            -----
               /s/  DENNIS ALTER                           Chairman of the Board
- ---------------------------------------------
                    Dennis Alter

              /s/  ALEX W. HART                     Chief Executive Officer and Director
- ---------------------------------------------
                   Alex W. Hart

          /s/  RICHARD A. GREENAWALT                President, Chief Operating Officer and
- ---------------------------------------------                      Director
               Richard A. Greenawalt

            /s/  WILLIAM A. ROSOFF                       Vice Chairman and Director
- ---------------------------------------------
                 William A. Rosoff

           /s/  DAVID D. HESSELINK                        Senior Vice President and
- ---------------------------------------------              Chief Financial Officer
                David D. Wesselink

           /s/  JOHN J. CALAMARI                         Vice President, Finance and
- ---------------------------------------------             Chief Accounting Officer
                John J. Calamari

           /s/  ARTHUR P. BELLIS                                 Director
- ---------------------------------------------
                Arthur P. Bellis

                    NAME                                            TITLE
- ---------------------------------------------    --------------------------------------------
          /s/  MAX BOTEL                                           Director
- ---------------------------------------------
                  Max Botel

          /s/  RICHARD J. BRAEMER                                  Director
- ---------------------------------------------
             Richard J. Braemer

          /s/  ANTHONY P. BRENNER                                  Director
- ---------------------------------------------
             Anthony P. Brenner

        /s/  WILLIAM C. DUNKELBERG                                 Director
- ---------------------------------------------
            William C. Dunkelberg

         /s/  DANA BECKER DUNN                                     Director
- ---------------------------------------------
            Dana Becker Dunn

         /s/  ROBERT C. HALL                                       Director
- ---------------------------------------------
               Robert C. Hall

         /s/  WARREN KANTOR                                        Director
- ---------------------------------------------
              Warren Kantor

        /s/  JAMES E. KSANSNAK                                     Director
- ---------------------------------------------
              James E. Ksansnak

           /s/  RONALD J. NAPLES                                   Director
- ---------------------------------------------
              Ronald J. Naples

      /s/  PHILLIP A. TURBERG                                      Director
- ---------------------------------------------
             Phillip A. Turberg

                                 EXHIBIT INDEX

                                                                                     SEQUENTIALLY
EXHIBIT                                                                                NUMBERED
  NO.                                    DESCRIPTION                                     PAGE
- -------   -------------------------------------------------------------------------  ------------
 1.1.     Form of Underwriting Agreement -- Basic Provisions relating to the Debt
          Securities (incorporated by reference to Exhibit 1.1. to the Company's
          Registration Statement on Form S-3 (33-50883), filed November 2, 1993)...
 1.2.     Form of Distribution Agreement relating to the Debt Securities...........
 4.       Form of Indenture between the Company and The Chase Manhattan Bank
          (National Association), Trustee (incorporated by reference to Exhibit 4 to the Company's Registration Statement on Form S-3 (33-50883), filed
          November 2, 1993). The form or forms of Debt Securities with respect to each particular series of Debt Securities registered hereunder will be filed as an exhibit or exhibits to a Current Report on Form 8-K of the
          Company and incorporated herein by reference.............................
 5.       Opinion of Gene S. Schneyer, Vice President, Secretary and General
          Counsel..................................................................
12.       Computation of ratio of earnings to fixed charges........................
23.1.     Consent of Arthur Andersen LLP. .........................................
23.2.     Consent of Gene S. Schneyer, Vice President, Secretary and General
          Counsel (included in Exhibit 5)..........................................
24.       Power of Attorney (set forth on signature page)..........................
25.       Statement of eligibility of Trustee on Form T-1..........................